TELEMATICS AGREEMENT

         This Telematics Agreement (the "Agreement"), effective as of the date executed by both parties hereto (the "Effective Date"), is entered into by RemoteMDx, Inc., a Utah corporation ("RemoteMDx"), SecureAlert, Inc., a Utah corporation and wholly owned subsidiary of RemoteMDx ("SecureAlert"), (RemoteMDx and SecureAlert are sometimes referred to collectively herein as "RMDx"), and SecureAlert Telematics, Inc., a Tennessee corporation ("SAT").

                                    RECITALS:

         RMDx previously expended time and expenses in connection with pursuing the sale of certain products and services as specified in Exhibit A, attached hereto and incorporated herein by reference ("Products"), to certain customers in the telematics industry, including those specified in Exhibit A ("Customers"). In connection with the resolution of certain matters, RMDx has agreed to allow SAT to sell the Products to the Customers upon the terms and conditions contained herein.

                                   AGREEMENTS:

         In consideration of the mutual covenants and agreements contained herein, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Restrictions. Without RMDx's prior written consent SAT will not sell any products in the PERS or home medical monitoring and personal remote medical monitoring markets.

2. Intellectual Property. The parties acknowledge that Ron Bishop ("Bishop"), from time to time doing business as a sole proprietor under the name "The Bishop Group") has developed a concept and product known as "TravelPal." RMDx has filed "TravelPal Patent Vehicle-Mounted Wireless Phone, U.S. Patent Application No. 10/202,769 (the "TravelPal Application"). RMDx hereby assigns such application to SAT and agrees to assist SAT in amending such patent application to add Bishop as an inventor thereof, and represents to SAT that RMDx had no deceptive intent when it omitted Bishop as an inventor on the original patent application. . This paragraph shall survive the termination of this Agreement.

3. Monitoring Revenues. SAT agrees to pay to RMDx ten percent (10%) of SAT's Net Revenues. For purposes of this Agreement, "Net Revenues" means the amount SAT receives from a Customer or an end user who purchased Product from a Customer, reduced by any amount SAT must pay to any Customer with respect to Mobile Security Services. Notwithstanding the foregoing, with respect to each end user, regardless of whether SAT is paid by such end user or a Customer, Net Revenues shall not include any revenues originating from such end user after the expiration of seven (7) years from the date such end user initially activated its Mobile Security Services. For purposes of this Agreement "Mobile Security Services" means the provision by SAT or its affiliates to customers of Customers of access to a live call center specialist for the purposes of locating the customer and connecting the customer with appropriate police, fire, ambulance or roadside assistance in the event of an emergency or related assistance services. Mobile Security Services shall not include any other services sold or provided by SAT. SAT shall pay to RMDx the ten percent (10%) not later than the 30th day of each month for the Net Revenues received in the immediately preceding calendar month, beginning with the first month in which SAT receives Net Revenues.

4. MEW Agreement. RMDx agrees that upon execution of this Agreement, Matsushita Electric Works, Ltd. ("MEW") will thereafter be allowed, without further action, to sell telematics products, including Products, to SAT and/or Customers, and further agrees, to the extent necessary, that it will amend its agreement with MEW to comply with the provisions of this paragraph 4. Furthermore, SAT agrees to utilize the TravelPAL products that have been produced by MEW for RMDx up to the date of this agreement to satisfy the demand in new sales channels before new orders are placed with MEW.

5. Call Center. During the first six (6) months of this Agreement, SAT will have the right to utilize the call center equipment and software located in the Aradiant call center located in San Diego, CA without charge. Provided however, that SAT must enter into a separate agreement with Aradiant to ensure that RMDx will not be billed for services or space utilized by SAT.

6. Intentions to Share Fixed Costs. SAT and RMDx share the fixed monitoring center employee costs equally in the Aradiant call center. The parties agree to cooperate in a revision to the existing agreement governing the use and cost of the call center. In addition, the parties agree to cooperate in renegotiating the agreement for the provision of conforming and non-conforming mobile identification numbers ("MIN's"). SAT and RMDx intend to equally share the minimum monthly fixed retainer cost balance of MIN's under the existing agreement or any modification thereof after each parties' MIN's are deducted.

7. Payments to Ron Bishop; Investment. RMDx has entered into an agreement dated December 31, 2002 with Bishop for the resolution of certain obligations and arrangements between them, in which RMDx agreed to make certain payments to Bishop. RMDx also entered into an agreement with SecureAlert Entertainment, LLC ("SAE"), as amended, in which SAE agreed to make a portion of the payments required to be made by RMDx to Bishop. SAT hereby agrees to assume liability for the payments to Bishop as hereinafter set forth; provided, however, that SAT shall not be obligated to make any payments to Bishop unless and until SAT successfully raises new debt or equity financing of a minimum of $1,300,000. In such event, SAT will
                  (i) repay SAE amounts paid by SAE to Bishop, and (ii) pay to RMDx the amount RMDx would have received from SAE but for the offset provisions between RMDx and SAE with respect to payments by SAE to Bishop. In the event SAT makes such payments to SAE and/or RMDx, SAT is hereby authorized to offset such payments against any payments due from SAT to RMDx pursuant to paragraph 3 hereof.

8.                Term and Termination.

a. Term. This Agreement begins upon the Effective Date and shall continue for a period of three (3) years, subject, however, to the continuing payment obligations that extend beyond such date as provided elsewhere herein.

b. Other Termination for Cause. Either party may terminate this Agreement if the other party breaches any other material covenant or undertaking contained herein, and the breach is not cured within the 30 days following written notice thereof from the other party, provided however, that to the extent another provision sets or otherwise limits the right to cure, such provision shall control any cure rights.

c. Other. This Agreement shall terminate automatically and without further notice to the other party in the event that either party shall make any unauthorized assignment for the benefit of creditors, file any petition under the bankruptcy or insolvency laws of any jurisdiction, have or suffer a receiver or trustee to be appointed for its business or property, or be adjudicated a bankrupt or an insolvent.



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

9.                Warranties; Indemnification; Limitations of Warranties and
                  Damages.

a. Representations, Warranties and Covenants of SAT. SAT represents, warrants and covenants that it has the right to enter into this Agreement and perform in accordance with the terms of this Agreement, and such actions do not violate any third party agreement or other obligation by which SAT is bound.

b. Representations, Warranties and Covenants of RMDx. RMDx represents, warrants and covenants that it has the right to enter into this Agreement and perform in accordance with the terms of this Agreement, and such actions do not violate any third party agreement or other obligation by which RMDx is bound

10. Indemnification. Each party agrees to indemnify, defend and hold the other party harmless from and against any and all claims, liabilities, judgments, costs, damages and expenses (including reasonable attorneys' fees) arising out of any breach of such party's warranties, covenants and representations in this Agreement, and any act by such party in violation of this Agreement. With respect to any claims falling within the scope of this indemnification obligation,
                  (i) each party agrees to promptly notify the other of any claim or lawsuit for which it believes it is entitled to be indemnified; (b) the indemnifying party shall assume, at its sole expense, the defense of such claim or lawsuit; and (c) the party being indemnified shall have the right to participate in the defense of any such claim or lawsuit with separate counsel, at its sole expense.

11. Limitation of Warranties and Damages. EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND, WHETHER EXPRESS OR IMPLIED, WITH RESPECT TO ITS LICENSED PRODUCTS, COMPONENTS OR OTHER MATERIALS, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE. IN NO EVENT SHALL RMDX OR SAT BE LIABLE FOR, AND EACH PARTY COVENANTS NOT TO BRING ANY CLAIM FOR, SPECIAL, CONSEQUENTIAL OR INDIRECT DAMAGES (INCLUDING EXEMPLARY OR PUNITIVE DAMAGES), WHETHER OR NOT SUCH DAMAGES WERE FORESEEABLE.

12.               Miscellaneous.

a. Entire Agreement; Amendment; Waiver. The complete and exclusive statement of the agreement between the parties relating to this subject shall consist of this Agreement. For example, any written, typed or preprinted terms contained on a purchase order shall be superseded by the terms of this Agreement, unless both parties specifically agree in writing to the different terms. The waiver by either party of any default or breach of this Agreement, or any obligation hereunder, shall be ineffective unless in writing. No failure to exercise any right or power under this Agreement or to insist on strict compliance by the other party shall constitute a waiver of the right subsequently to exercise such right or power or to insist on strict compliance. This Agreement may not be amended except by a written document signed by an authorized representative of both parties.

b. Legal Proceedings. This Agreement shall be governed by and construed in accordance with the laws of the state of Utah (without regard to conflicts of laws provisions).

c. Mediation and Arbitration. In the event of any dispute under this Agreement, the parties hereto desire to avoid litigation. Accordingly, the aggrieved party will give


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

                    notice of the dispute to the other party and both parties will attempt to settle the dispute during the thirty-day period following such notice. If such dispute remains unsettled, the parties agree to then submit such dispute to mediation. If the parties cannot agree on a mediator, each will select a mediator and the two chosen mediators will select a third mediator who shall alone hear the dispute. Such mediation will, if possible, be conducted during the sixty-day period following expiration of the thirty-day period. If such mediation fails to resolve the dispute, the parties agree such dispute will be submitted to final and binding arbitration in accordance with the rules of the American Arbitration Association. Unless otherwise directed by the arbitrator, such arbitration must be concluded within one hundred ninety (190) days of the expiration of the sixty-day period previously specified for mediation. If the parties cannot agree on a single arbitrator, each will select an arbitrator, and the two chosen arbitrators will select a third arbitrator who shall alone decide the dispute. Any mediation or arbitration conducted hereunder will be conducted in Dallas, Texas. The costs of mediation (including the mediator's fees and expenses and costs directly related to the conduct of the mediation, but excluding each party's direct costs for transportation, attorneys, etc., for which each will be responsible) will be shared equally by the parties.

d. Attorney Fees and Other Arbitration Expenses. If a party hereto resorts to arbitration to remedy a breach of this Agreement, the prevailing party in the arbitration, in addition to any other remedies available under this Agreement or by law, may collect all or a portion of its reasonable attorney fees and other costs and expenses of arbitration at the discretion of the arbitrator, who shall consider both the reasonableness of the attorney fees and other costs and the relative merits of each party's position. It is the intent of the parties hereto to avoid arbitration without preventing a party from seeking redress for a valid dispute. To that end, the parties express their intent and agreement that unreasonable attorney fees and costs not be awarded, and that all or a portion of reasonable attorney fees and costs be awarded when in the arbitrator's opinion the party against whom such fees and costs are awarded has maintained positions which have significantly less merit compared to the prevailing party's positions. Further, it is all parties' intent that any party seeking redress through litigation despite the fact that arbitration is required by this Agreement shall not be entitled to recover any attorney fees or costs for such litigation or in any subsequent arbitration, regardless of the outcome of such litigation or subsequent arbitration.

e. Force Majeure. Neither party shall be liable for any failure or delay in performing hereunder, if such failure or delay is due to war, strike, government requirements, acts of nature, acts or omissions of carriers, or other cause(s) beyond its reasonable control; provided, however, that if a party's performance of any material obligation is reasonably expected to be delayed more than six (6) months due to any such cause, the other party may terminate this Agreement upon thirty (30) days' prior written notice.

f. Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable by a court, authority or arbitrator of competent jurisdiction, such provision shall be modified by such court, authority or arbitrator to the minimum extent necessary to make it valid, legal and enforceable. If the provision cannot be so modified, it shall be severed and all other provisions of this Agreement shall remain in full force and effect. If a provision is held illegal, invalid or unenforceable, the parties also agree to negotiate reasonably and in good faith to modify this Agreement with a new provision that approximates the intent and purpose of the original provision as closely as possible, without being illegal or unenforceable.



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

g. Notice. All notices between the parties shall be in writing and shall be sent by certified or registered mail or commercial delivery service, with provisions for a receipt as follows (or to such other address as a party may furnish to the other in writing):

                                   If To RMDx:

                            RemoteMDx and SecureAlert
                 Attn: Michael G. Acton, Chief Financial Officer
                              5095 West 2100 South
                           Salt Lake City, Utah 84120

                                 With a copy to:

                           Durham Jones & Pinegar, PC
                               Attn: Kevin Pinegar
                          111 East Broadway, Suite 900
                            Salt Lake City, UT 84111

         If To SAT:

                          SecureAlert Telematics, Inc.
                          Attn: Brian Boling, President
                             10404 Jackson Oaks Way
                               Knoxville, TN 37922

                                 With a copy to:

                    Egerton, McAfee, Armistead & Davis, P.C.
                           Attn: William E. McClamroch
                              1400 Riverview Tower
                                900 South Gay St.
                               Knoxville, TN 37901

h. Assignment; Binding Effect. Other than SAT's right to license or assign its rights under the TravelPal Application, neither party hereto may sublicense or assign its rights or delegate its duties or obligations under this Agreement without prior written consent of the other party. This Agreement is binding upon and inures to the benefit of the parties and their respective successors, representatives and permitted assigns.

i. No Agency, Franchise, Partnership or Other Relationship. This Agreement shall not be construed to create an agency, employer/employee relationship, franchisor/franchisee relationship, joint venture relationship or partnership between the parties. Neither party has the authority to bind the other, to incur any liability or otherwise act on behalf of the other, or to direct the employees of the other. The parties expressly agree that no franchise or partnership laws are intended to or shall apply to this Agreement or to the relationship of the parties.



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

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date specified above.


RemoteMDx, Inc.                           SECUREALERT TELEMATICS, Inc.

By:/s/ David Derrick                      By:Brian Boling

Title:                                    Title:CEO

Date:January 22, 2003                     Date:January 23, 2003

SecureAlert, Inc.

By: /s/ David Derrick
   --------------------------------------------------

Title:
      -----------------------------------------------

Date: January 22, 2003
     ------------------------------------------------

                                    EXHIBIT A

                                    Products

MobilePAL



                                    Customers


ADT
AGI
Delcon
PEP Boys

                         Addendum to Telematic Agreement

This 1st Amendment to the Telematics Agreement effective as of the date executed by both parties hereto (the "Effective Date") is entered into by between SecureAlert Inc. ("SAI") and SecureAlert Telematics Inc. (SATI").

                                    RECITALS:

 SAI and SATI previously agreed in section 6 in the Telematics Agreement to cooperate in renegotiating the agreement for the provision of conforming and non-conforming mobile identification numbers ("MIN's") (the "MIN Agreement"). The MIN Agreement has been assigned to AllTel by Cellular XL Associates ("CXL") in agreement with SAI. In connection with that provision and that assignment, both parties agree to the terms and conditions below.

                                   AGREEMENTS:

In consideration of the mutual covenants and agreements contained herein, the sufficiency of which is hereby acknowledged, the parties agree as follows:

SAI agrees to assign the MIN Agreement to SATI with the following provisions:

1) SATI and SAI agree to share the minimum fixed MIN fees from Alltel on a 50/50 basis. The calculation for shared expenses each month will be: Fixed Cost, less both parties' actual MIN and minute costs, divided by two. For example, if the fixed expense required by AllTel was $15,000 and the April 2003 bill for actual MIN and minute use was $2,000 for SAI and $1,000 for SATI, then the shared expense amount due for each party would be $15,000 -$3,000 = $12,000 / 2 = $6,000. Each party would also owe its own individual actual MIN and minute use. In the above example, SAI would pay $8,000 and SATI would pay $7,000. If actual MIN and minute use is greater than the minimum required by the contract, then each party is responsible for paying its own MIN and minute usage.
2) Both SATI and SAI acknowledge that there is an outstanding $30,000 bill for services provided by CXL for the months of January and February 2003. It has been represented by SATI to SAI that SATI has negotiated this bill down to $20,000. Both parties agree that they will each overnight to CXL a check in the amount of $10,000. If the $10,000 check from SATI to CXL is not overnighted or if the representation by SATI that the $30,000 amount due CXL in fact has not been reduced to $20,000, then this addendum is void.
3) Both SATI and SAI acknowledge that for services performed in March 2003 by Cellular One Associates a bill for a $15,000 will be due. SATI and SAI agree that each party will pay their respective share as required in section 1 above.
4) This agreement shall terminate automatically and without further notice to the other party in the event that SATI shall make any unauthorized assignment for the benefit of creditors, file any petition under the bankruptcy or insolvency laws of any jurisdiction, have or suffer a receiver or trustee to be appointed for its business or property, or be adjudicated a bankrupt or an insolvent.
5) SATI agrees to re-sell MINs to SAI on a cost basis. The parties agree to request to receive their respective MINs directly from AllTel. SAI agrees to pay SATI the amount due as a result of any and all costs associated with the MIN Agreement including fixed costs, minutes, and monthly MIN costs within the payment terms required by AllTel. SAI will have five days from the date such payments are due to cure any payment deficits or SATI will have the right to cease the supply of MIN's under section 2 above, and will have the right to cancel all existing MIN's registered to SAI. The invoice from SATI to SAI will serve as the sole notice of payments due to SATI and no additional notice is required. The invoice from SATI to SAI will also include a copy of the invoice from AllTel, total MINs and usage for the month and a reconciliation of the amount owed to SATI from SAI. Should SATI fail to make the required payments to AllTell, SAI can make the required payments to AllTel and SATI will have five days from the date such payments are due to cure any payment deficits, or the assignment from SAI to SATI shall be void and SAI will have the right to cease the supply of MINs and also have the right to cancel all existing MINs registered to SATI.
6) SATI will make best efforts to work with AllTel to separate the MIN Agreement so that each SATI and SAI will have a MIN Agreement with AllTel. As long as there is only the primary contract with AllTel, SATI will copy Michael G. Acton each month by fax on the day the payment is made to AllTel.. The fax will include a copy of the invoice and a copy of the check. Any legal communication from AllTel to SATI regarding the MIN contract must be copied to Michael G. Acton within two working days of receipt. In the event SATI is found to be in breach of the MIN Agreement with Alltel and does not cure such breach, SATI must assign the MIN Contract back to SAI.

                                      TERM

Term. This Agreement begins upon the Effective Date and shall continue until October 26, 2004, subject, however, to the continuing payment obligations to Alltel for MIN's being used by both parties that extend beyond the term of the MIN Agreement and subject to SATI's ability to extend terms on the MIN Agreement.

IN WITNESS WHEREOF, the parties hereto have executed the Agreement as of the date specified below.



SecureAlert Inc.                         SecureAlert Telematics Inc.

By:/s/ Michael G. Acton                  By: Brian Boling


Title: Chief Financial Officer           Title:President

Date: March 28, 2003                     Date: March 28, 2003